As filed with the U.S. Securities and Exchange Commission on December 1, 2022

Registration No. 333-268085

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

WiSA Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3674	30-1135279
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

WiSA Technologies, Inc.

15268 NW Greenbrier Pkwy
Beaverton, OR 97006

(408) 627-4716
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brett Moyer
Chief Executive Officer
WiSA Technologies, Inc.

15268 NW Greenbrier Pkwy
Beaverton, OR 97006

(408) 627-4716
(Name, address, including zip code, and telephone number, including area code, of agent for service)

David E. Danovitch, Esq. Aaron M. Schleicher, Esq. Michael DeDonato, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 (212) 660-3060	Leslie Marlow, Esq. Patrick J. Egan, Esq. Hank Gracin, Esq. Blank Rome LLP 1271 Avenue of the Americas New York, New York 10020 (212) 885-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒  333-268085

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☑
		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement (Registration No. 333-268085) of WiSA Technologies, Inc. is filed pursuant to Section 462(d) of the Securities Act of 1933, as amended, solely to update Exhibit 5.1 that was previously filed with respect to such Registration Statement in order to reference an increased number of securities.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Financial Statements and Exhibits

Exhibit No.	Description
5.1	Opinion of Sullivan & Worcester LLP
23.1	Consent of Sullivan & Worcester LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page of previously filed registration statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beaverton, State of Oregon, on December 1, 2022.

WISA TECHNOLOGIES, INC.

By:	/s/ Brett Moyer
Name: Brett Moyer
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this registration statement below.

Signature	Title	Date

/s/ Brett Moyer	Chief Executive Officer and Director (principal executive officer)	December 1, 2022
Brett Moyer

/s/ *	Chief Financial Officer (principal financial officer)	December 1, 2022
George Oliva

/s/ *	Vice President of Finance and Chief Accounting Officer (principal accounting officer)	December 1, 2022
Gary Williams

/s/ *	Director	December 1, 2022
Lisa Cummins

/s/ *	Director	December 1, 2022
Dr. Jeffrey M. Gilbert

/s/ *	Director	December 1, 2022
David Howitt

/s/ *	Director	December 1, 2022
Helge Kristensen

/s/ *	Director	December 1, 2022
Sriram Peruvemba

/s/ *	Director	December 1, 2022
Robert Tobias

/s/ *	Director	December 1, 2022
Wendy Wilson

* By:	/s/ Brett Moyer
Brett Moyer, as attorney-in-fact